As filed with the Securities and Exchange Commission on June 21, 2005
File No. 333-122493

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-Effective Amendment No. 3

to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORBIMAGE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001040570	20-2759725
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

21700 Atlantic Boulevard

Dulles, VA 20166
(703) 480-7500
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Matthew O’Connell

Chief Executive Officer
ORBIMAGE HOLDINGS INC.
21700 Atlantic Boulevard
Dulles, VA 20166
(703) 480-7500
(Name, Address Including zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

William Lee Warren, Esq. Vice President, General Counsel and Secretary ORBIMAGE Holdings Inc. 21700 Atlantic Boulevard Dulles, VA 20166 Telephone: (703) 480-7500 Facsimile: (703) 480-7544	William P. O’Neill, Esq. Latham & Watkins LLP 555 Eleventh Street, NW Washington, DC 20001 Telephone: (202) 637-2200 Facsimile: (202) 637-2201

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☑ 333-122493
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

EXPLANATORY NOTE

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-1

       This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the creation by ORBIMAGE Inc., a Delaware corporation (the “Company”), of a new holding company form of organizational structure, whereby ORBIMAGE Holdings Inc., a Delaware corporation (“Holdings”) became the parent company of ORBIMAGE Inc. The creation of the holding company structure was effected pursuant to an Agreement and Plan of Merger, dated as of June 20, 2005 (the “Plan of Merger”), by and among the Company, Holdings, and ORBIMAGE Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Holdings. The Plan of Merger provided for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company, with the Company continuing as the surviving corporation. Pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, stockholder approval of the Merger was not required.

       As a result of the Merger, which became effective on June 21, 2005, the Company became a direct wholly-owned subsidiary of Holdings, and each outstanding share of the common stock of the Company, par value $.01 per share, was converted into one share of the common stock of Holdings, par value $.01 per share (the “Holdings Common Stock”). The Holdings Common Stock trades under the same “ORBM” symbol in the Over the Counter market with the same CUSIP number.

       In accordance with Rule 414 under the Securities Act, Holdings hereby expressly adopts this registration statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

       All applicable registration fees were paid at the time of the original filing of this registration statement.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Loudoun, Commonwealth of Virginia, on June 21, 2005.

ORBIMAGE HOLDINGS INC.

By:	/s/ MATTHEW M. O’CONNELL*

Matthew M. O’Connell President, Chief Executive Officer and Director

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ JAMES A. ABRAHAMSON* James A. Abrahamson		Chairman of the Board and Director	March 18, 2005

/s/ MATTHEW M. O’CONNELL* Matthew M. O’Connell		President, Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2005

/s/ TONY ANZILOTTI* Tony Anzilotti		Vice President — Finance and Controller (Principal Accounting Officer)	June 21, 2005

/s/ JOSEPH M. AHEARN* Joseph M. Ahearn		Director	June 21, 2005

/s/ TALTON R. EMBRY* Talton R. Embry		Director	June 21, 2005

Lawrence A. Hough		Director

/s/ JOHN W. PITTS* John W. Pitts		Director	June 21, 2005

/s/ WILLIAM W. SPRAGUE* William W. Sprague		Director	June 21, 2005

*By:	/s/ WILLIAM LEE WARREN William Lee Warren, Attorney-in-fact

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EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Incorporation of ORBIMAGE Holdings Inc.

3.2	Bylaws of ORBIMAGE Holdings, Inc.

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